Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 089934-0431

July 9, 2024

Cummins Inc.

500 Jackson Street

Box 3005

Columbus, Indiana 47202-3005

Ladies and Gentlemen:

We have acted as counsel for Cummins Inc., an Indiana corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Cummins Inc. Key Employee Stock Investment Plan (the “Plan”) and the registration under the Securities Act of 550,000 additional shares (the “Shares”) of the Company’s Common Stock, par value $2.50 per share (the “Common Stock”), that may be issued pursuant to the Plan.

In connection with our representation, we have examined: (i) the Plan and related documents; (ii) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iii) the Company’s Restated Articles of Incorporation and By-laws, each as amended to date; (iv) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock thereunder; and (v) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that forms a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

Based upon the foregoing, we are of the opinion that each of the Shares, if and when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the State of Indiana and the federal laws of the United States.

AUstin Boston CHICAGO Dallas Denver	detroit Houston JACKSONVILLE LOS ANGELES MADISON	mexico city Miami MILWAUKEE NEW YORK ORLANDO	Sacramento Salt Lake City SAN DIEGO SAN FRANCISCO silicon valley	TALLAHASSEE TAMPA WASHINGTON, D.C. Brussels Tokyo

Cummins Inc.

July 9, 2024

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP